ARTICLES OF AMENDMENT

SECTION 1

NAME OF CORPORATION (as currently recorded with the Office of the Secretary of State)

Animal Cloning Sciences, Inc.

SECTION 2

AMENDMENTS were adopted on this DATE:

SECTION 3

ARTICLES OF AMENDMENT WERE ADOPTED BY: (please check one of the following)

X

                 Board of Directors (shareholder action was not required)

Duly approved by shareholders in accordance with 23B.10.030 and 23B.10.040 RCW

Incorporators (shareholder action was not required)

SECTION 4

AMENDMENTS TO ARTICLES ON FILE:

Change name of the corporation to Bancorp Energy, Inc.

SECTION 5

EFFECTIVE DATE OF ARTCILES OF AMENDMENT:

X

Upon filing by the Secretary of State

Specific Date:

SECTION 6

SIGNATURE (see instructions page)

This document is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.

X /s/ Dempsey K Mork, CEO